                                                                   EXHIBIT 10.18

                                 R&D AGREEMENT



          THIS R&D AGREEMENT (this "Agreement") is entered into as of March 29, 1996 by and between Plasma & Materials Technologies, Inc., a California corporation (the "Company"), and PMT CVD Partners, L.P., a California limited partnership (the "Partnership").

                                R E C I T A L S:
                                - - - - - - - -

          A. The Partnership was established to develop and refine chemical vapor deposition ("CVD") technology for commercial use in connection with the production of integrated circuits.

          B. The Company has substantial technological expertise with respect to the production of integrated circuits and presently employs personnel with significant technical experience in such area, making the Company well positioned to assist the Partnership with the development and refinement of CVD technology and related commercial applications.

          C. The Partnership wishes to engage the Company to perform CVD research and development efforts for and on behalf of the Partnership, and the Company wishes to accept such engagement on the terms and conditions set forth herein.

                               A G R E E M E N T:
                               - - - - - - - - -

          1.  Engagement.  The Partnership hereby engages the Company to use
              ----------
commercially reasonable best efforts to develop and refine CVD technology for commercial use in connection with the production of integrated circuits (the "Project"). The Company hereby accepts such engagement, as further set forth herein.

          2.  Billings.  The Company shall bill the Partnership for all costs
              --------
and expenses directly and indirectly arising from or relating to CVD research and development ("CVD Costs and Expenses"). The Company presently anticipates that such costs and expenses shall be incurred during each calendar year substantially in accordance with the Preliminary Budget set forth on Exhibit A hereto. With respect to 1997 and each subsequent calendar year during the term of this Agreement, the Company shall prepare and present to the Partnership, at least thirty (30) days prior to the commencement of each such year, a revised Preliminary Budget for each such year which shall set forth the costs and expenses which the Company then anticipates to be incurred during each such year. The Company shall promptly notify the Partnership during the term of this Agreement if, at any time, the Company reasonably determines that CVD Costs and Expenses will be incurred in an amount that exceeds by at least twenty percent (20%) the amount set forth in the applicable Preliminary Budget (as so revised) for any given calendar year, and such notice shall include a reasonably detailed report describing the reasons for such contemplated deviation. All billings by the Company shall be sent on a quarterly basis within fifteen (15) days after the close of each calendar quarter and shall cover all CVD Costs and Expenses incurred during the calendar quarter then ended, and the Partnership will reimburse the Company for the amount so billed within fifteen (15) days after invoicing by the Company, provided that, on execution hereof, the Partnership will immediately reimburse the Company for all CVD Costs and Expenses incurred by the Company since January 1, 1996. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate CVD Costs and Expenses reimbursable by the Partnership exceed Six Million Five Hundred Thousand Dollars ($6,500,000), unless otherwise agreed upon in writing by the Company and the Partnership ($6,500,000, or such higher amount so agreed upon, being the "Maximum Commitment Amount").

          3.  CVD Costs and Expenses.  CVD Costs and Expenses shall include,
              ----------------------
without limitation, all direct and indirect costs associated with CVD research and development, such as the base salaries of all PMT personnel engaged in CVD research and the Company's average overhead rate with respect to such personnel, which shall not exceed three and one-half times (3.5x) the aggregate of all such base salaries.

          4.  Staffing.  The Company shall staff the engagement described in
              --------
Section 1 with Company personnel who are familiar with basic CVD technology and who otherwise have training and experience relevant thereto. Additionally, the Company will hire additional personnel, including without limitation, a president and/or general manager, as may be requested from time to time by the Partnership.

          5.  Development Plan.  The Company shall use its commercially
              ----------------
reasonable best efforts to complete the Project and thereby develop, manufacture and commercialize the Products in accordance with the Development Plan described in Exhibit B, which Development Plan shall be revised and updated quarterly by the Company, if and to the extent reasonably needed, to reflect the actual progress of the Project and additional technical, industry and other data then available to the Company which the Company reasonably believes necessitates such revision. The Company shall provide the Partnership with a written report, within thirty (30) days after the end of each calendar quarter with respect to which billings for CVD Costs and Expenses are rendered hereunder, which shall summarize the progress and/or issues encountered by the Company during the calendar quarter then ended and shall set forth the Company's revisions, if any, to the Development Plan pursuant to this Section 5.

          6.  Reimbursement of Acquisition Costs and Expenses.  During the term
              -----------------------------------------------
of this Agreement, the Company may determine that the development of CVD technology requires the acquisition or licensing from unaffiliated third parties of existing research, technology or intellectual property rights, including patents and copyrights (collectively, "Third Party Rights"), provided that the acquisition or licensing of such Third Party Rights must not be reasonably anticipated by the Company to impair the Company's ability to complete the Project within the Maximum Commitment Amount. If the Company deems it appropriate to acquire or license such Third Party Rights, such acquisition or licensing will be in the name of the Partnership and the Partnership will reimburse the Company with respect to any and all costs and expenses incurred directly or indirectly by the Company in connection with such acquisition or licensing, including without limitation, the purchase price or license fees for such Third Party Rights and all costs and expenses incidental to the acquisition thereof. Additionally, such rights may be acquired subject to continuing royalty obligations of the Partnership with respect to actual future sales, in which case the Partnership shall execute all necessary documents.

          7.  Ownership of Work Product.  The Partnership shall be the sole and
              -------------------------
exclusive owner of all inventions, patents, copyrights, trade secrets and all other intellectual property developed or invented by employees, consultants or contractors of the Company pursuant to this Agreement or otherwise resulting from the work performed on behalf of the Partnership by the Company pursuant to this Agreement (all such inventions, patents, copyrights, trade secrets and other intellectual property being herein referred to as the "Partnership Intellectual Property"). If the Company engages any consultants or independent contractors to perform any part of the development work subject to this Agreement, the Company shall obtain such persons' written approval of this provision in advance and will take all steps necessary to ensure that the inventions and works of such consultant or contractor are owned by the Partnership pursuant hereto. The Company shall, with respect to all Partnership Intellectual Property developed on behalf of the Partnership pursuant hereto, take all necessary action to make such applications and filings for, and during the term hereof shall be responsible for maintaining, all patents, copyrights and other rights of the Partnership in and to any and all patentable or copyrightable material constituting part of the Partnership Intellectual Property, to the extent such applications or filings are commercially reasonable and subject to reimbursement of all out-of-pocket expenses incurred by the Company, including without limitation, legal fees and expenses, in making or maintaining such applications or filings.

          8.  License to Company.  As further consideration to the Company
              ------------------
hereunder, the Partnership hereby grants to the Company, for a term commencing upon the date hereof and continuing through but terminating on March 29, 2001, an exclusive, non-transferable, worldwide and royalty-bearing license, under the Partnership Intellectual Property, to design, develop, manufacture, have manufactured, use, sell, lease or otherwise dispose of any and all CVD products for the manufacture of semiconductors, or any part thereof or spare part therefor. The Company shall pay the Partnership a royalty (the "Royalty") equal to a percentage of the Net Sales Price, as defined below, of any product which uses or incorporates any of the Partnership Intellectual Property for CVD applications (a "Product"), which percentage shall be as follows: for Products delivered to customers in Japan and other countries in Asia (excluding only Korea), two percent (2%) commencing July 1, 1996 and throughout the term of this license; and for Products delivered anywhere else in the world, five percent (5%) for Products sold commencing July 1, 1996 and through December 31, 1997, four and one-half percent (4.5%) for Products sold in calendar 1998, four percent (4%) for Products sold in calendar 1999, and three and one-half percent (3.5%) for Products sold thereafter. Notwithstanding anything contained in this Section 8 to the contrary, no Royalty shall be payable upon the sale of spare parts with respect to any Products then or previously sold. The foregoing license may be sublicensed by the Company, provided that the Company shall be responsible for including all sales of Products by sublicensees for purposes of the reporting and royalty obligations of the Company hereunder (with the same effect as if such sales were made by the Company).

          9.  Royalty Reports and Payments.
              ----------------------------

              (a) Royalties shall be payable quarterly on or before the last day of April, July, October and January of each year for Products sold during the immediately-preceding calendar quarter ending March, June, September and December, respectively. Each Royalty payment will be accompanied by a report setting forth the calculations of the Royalties paid, including the date, quantity and Net Sales Price of the Products sold. If the Company leases the Products to a third party, then an appropriate Royalty payment shall be made in connection with each receipt of a lease payment by the Company.

              (b) For purposes of calculating the Royalty, a Product shall be deemed sold at the time the Product is accepted by the customer after delivery to the customer and final payment for the Product is due and payable. If any of the Products are subsequently rejected by a customer, then Royalties paid for such Products will be credited against future Royalties payable.

              (c) If the Company fails to report or pay any Royalties due under this Section 9, then, if such failure to report or pay is not cured within thirty (30) days after demand therefor by the Partnership, the Partnership may, at its election, upon delivering written notice thereof to the Company, terminate the license granted hereby, in addition to any other remedies that may be available to the Partnership.

              (d) For purposes of the foregoing, the term "Net Sales Price" shall mean the sales price of Products sold by the Company, excluding all sales and value-added taxes and other similar taxes (other than taxes based upon the income of the Company), insurance charges, customs duties, packaging or shipping charges, cash and other discounts, commissions, specially itemized and non-recurring engineering or similar charges for services performed by the Company, and amounts refunded or credited on returned or rejected Products.

          10.  Audit.  The Company agrees to keep complete and accurate records
               -----
of all amounts payable by or due to the Partnership hereunder, including all CVD Costs and Expenses and the amount of all Royalties due to the Partnership. The Partnership shall have the right, at its expense and not more than once in each calendar year, to have a certified public accountant of national prominence reasonably acceptable to the Company examine such books and records of the Company as are reasonably necessary for purposes of verifying such amounts, and, among other things, to report compliance or noncompliance with the Royalty obligations of the Company hereunder. If any such audit determines that the Company has under-reported Royalties in any report by more than five percent (5%), or overcharged the Partnership for CVD Costs and Expenses by more than ten percent (10%), then the Company shall reimburse the Partnership for the cost of such audit. Any information obtained in the course of an audit under this Section 10 shall be maintained in confidence by the Partnership and its agents as confidential and proprietary information.

          11.  Assignment.  This Agreement shall be binding upon the
               ----------
transferees, successors, assigns and legal representatives of the parties hereof.

          12.  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of California.

          13.  Notices.  All notices, requests, demands and other communications
               -------
hereunder shall be in writing and shall be deemed given if delivered personally or if sent by a private courier service of national prominence, or by registered or certified mail, postage prepaid, addressed as follows:

              If to the          Plasma & Materials Technologies, Inc.
              Company, to:       9255 Deering Avenue
                                 Chatsworth, California  91311
                                 Attention:  Dr. Gregor A. Campbell

              With a             Riordan & McKinzie
              copy to:           5743 Corsa Avenue, Suite 116
                                 Westlake Village, California  91362
                                 Attention:  Lawrence C. Weeks, Esq.

              If to the          PMT CVD Partners, L.P.
              Partnership, to:   9255 Deering Avenue
                                 Chatsworth, California  91311
                                 Attention:  Mr. John W. La Valle

              With a             Cooley Godward Castro Huddleson &
              copy to:             Tatum
                                 3000 Sand Hill Road
                                 Building 3, Suite 230
                                 Menlo Park, California  94025
                                 Attention:  Mark Tanoury, Esq.

          14.  Counterparts.  This Agreement may be executed in counterparts
               ------------
with the same force and effect as if each of the signatories had executed the same instrument.

          15.  Term; Termination.  This Agreement shall terminate on March 29,
               -----------------
2001. This Agreement may be terminated earlier by either party after the delivery of written notice to the other party of a material breach by the other party of any material provision set forth herein, provided that the breaching party shall have thirty (30) days following receipt of such notice to cure such breach, to the reasonable satisfaction of the non-breaching party. No termination of this Agreement shall affect the rights and obligations of the parties arising as of such termination and, notwithstanding anything contained herein to the contrary, (a) if this Agreement is terminated by the Company by reason of the Partnership's breach as provided above, the rights of the Company under Section 8, and its attendant obligations under Section 9, shall become perpetual, and (b) the rights and obligations of the parties under Sections 7, 10 and 16 shall survive such termination.

          16.  Confidentiality.  Each of the Company and the Partnership shall
               ---------------
hold and keep confidential all information, documents and data relating to CVD technology which are received from the other party during the term of this Agreement.

          IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


COMPANY:                 PLASMA & MATERIALS TECHNOLOGIES, INC.,
                         a California corporation


                         By:  /s/ Dr. Gregor A. Campbell
                             ---------------------------
                              Dr. Gregor A. Campbell
                              President and Chief Executive Officer


PARTNERSHIP:             PMT CVD PARTNERS, L.P.,
                         a California limited partnership

                         By:  CVD, Inc.,
                              General Partner


                              By:  /s/ John W. La Valle
                                  ---------------------
                                   John W. La Valle
                                   Chief Financial Officer and Secretary

                                   Exhibit A

                            PARTNERSHIP 1996 BUDGET
                            -----------------------

                                   Exhibit B

                               DEVELOPMENT PLAN
                               ----------------



CVD RESEARCH & DEVELOPMENT PROGRAM TASKS

1.   January - July 1996:  Scope/Project Parameters for Early Prototype
     ------------------------------------------------------------------
     Development
     -----------
          Resolve issues and obtain data on the following variables:
          A.   Shorten Clean Process Time
          B.   Increase Speed of Chuck Declamping
          C.   Increase Speed of top coat deposition rate
          D.   Reduce Particle Count

2.   July - October 1996:  Early Stage Productization
     ------------------------------------------------
          A.   Integrate Prototype Development
          B.   Resolve Integration Issues
          C.   Build 2 tools, 1 for PMT and 1 for Anelva

3.   July - December 1996:  Strategic Marketing Development
     ------------------------------------------------------
          A.   Survey Customers for Needs
          B.   Develop Business and Marketing Plans
          C.   Line up JDP Partners
          D.   Execute Marketing and Business Plan

4.   October - December 1996:  IRONMAN and Beta Unit Production
     ----------------------------------------------------------
          A.   Complete IRONMAN testing
          B. Build 1 to 2 Beta Units for JDP programs, to be ready for system delivery in December 96/January 97


DEVELOPMENT RESOURCES REQUIRED

1.   March - December 1996:  Early Prototype Development
     ---------------------------------------------------
          10 Engineers including process, CAD, software, technicians and designers
          1 General Manager/President to coordinate and manage work program

2.   July - December 1996:  Business/Marketing Plan
     ----------------------------------------------
          1 Strategic Marketing Executive

3.   July 1996 - March 1997:  Mid Stage Productization
     -------------------------------------------------
          8-10 additional engineers for production/assembly and IRONMAN testing

                               DEVELOPMENT PLAN
                               ----------------



OTHER

Additional plan, personnel resources, capital equipment requirements will be scoped and agreed upon at the 1996 mid-year status meeting.



                                      B-2